Exhibit 10.18
Real Property Lease Agreement

Party A: Shanghai Fengxian Livestock and Fishery Co., Ltd.
Party B: Shanghai Ritar Power Co., Ltd.

1.	Party A will lease the factory building located at No. 1008, Xingyang Road, Guangming Town, Fengxian District, Shanghai (with constructed area of 13,000 square meters) to Party B.

2.	The lease term shall be from 1 July 2003 to 30 June 2016.

3.	The lease rental is RMB 1,000,000 Yuan per year and shall be paid to Party A without delay at the beginning of each year from the signed day of this Agreement.

4.
Party A shall bear of the liability for maintenance of the property. Party B shall take good care of the leased premise during the lease term and shall not make any damages. Otherwise, Party B will be responsible to compensate any damages of the leased houses caused by its fault and negligence. Party B shall obtain the consent of Party A to decorate the houses if necessary for business and sign another agreement;

5.	Party A shall bear the lease tax of the leased premise.

6.
This Agreement shall come into effect once it is signed or stamped by both parties. In case of breach of contract by any party, the breaching party shall bear the relevant liabilities and compensate the loss incurred to the other party by its breach of contract.

7.	Termination and dissolution of this Agreement.

8.	Other issues

Party A
Shanghai Fengxian Livestock and Fishery Co., Ltd
(Corporate Seal)

Party B Shanghai Ritar Power Co., Ltd

By:	/s/ Jiada Hu
Name: Jiada Hu

Sign Date: 1 July 2003